ROPES & GRAY LLP
                             ONE INTERNATIONAL PLACE
                              BOSTON, MA 02110-2624
                                 (617) 951-7000
                                 (617) 951-7050


                                                              June 19, 2006


VIA EDGAR
---------

U.S. Securities and Exchange Commission
Division of Investment Management
100 F Street, N.E.
Washington, DC  20549

         Re:      BACAP Alternative Multi-Strategy Fund, LLC (the "Fund")
                  -------------------------------------------------------

Ladies and Gentlemen:

         Pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, we are filing today through EDGAR a post-effective amendment to the Fund's Registration Statement on Form N-2 (file nos. 333-101056 and 811-21252) on behalf of the Fund.

         Please direct any questions concerning this filing to me at (617) 951-7367. Thank you.



                                                     Very truly yours,

                                                     /s/ James E. Thomas
                                                     -------------------
                                                     James E. Thomas



Enclosure

cc:      Ryan C. Larrenaga, Esq.